EXHIBIT 10.43

Agreement No. AM-1

on the Lease of the Non-Residential Premises

City of Moscow	15 April 2004

OAO MZHM “Iskra,” registration number 023356, hereinafter referred to as the “Lessor” represented by General Director Petrov K.A. acting pursuant to the Charter, from the one part, and Align Technology Research and Development, a company, organized and existing pursuant to its Articles of Association under the laws of the State of Delaware, hereinafter referred to as the “Lessee,” represented by Roger E. George, the President and Chief Executive Officer of Align Technology Research & Development, Inc. acting on the basis of the Unanimous Written Consent of the Board of Directors of Align Technology Research & Development, Inc., from the other part, collectively the “Parties,” had entered into this agreement on the following:

1. General

1.1 On the ground of ownership (Certificate of Title No. 77 AB 337931, dated 21 August 2003, issued by Moscow City Committee on the Registration of Titles), the Lessor hereby leases out and the Lessee hereby accepts for lease, under a bilateral act, the non-residential premises with a total area of 591 sq.m located on the second floor of the building located at: 27/29, Pavlovskaya street, block 1, Moscow, cadastre number 239475, hereinafter the “Premises,” to use the same as office. The Premises are indicated on the floor plan of the Building. Schedule No. 1.

1.2 The lease of the Premises shall not entail transfer of the title thereto.

1.3 A transfer of the title to the leased Premises to another party shall not be a ground to amend or terminate this Agreement.

1.4 The inseparable improvements made by the Lessee to the leased Premises shall be its property. The Parties undertake to sign the list of inseparable improvements within 10 calendar days of receipt by the Lessor of the Lessee’s notice of completion of the repair works.

1.5 The inseparable improvements made by the Lessee to the leased Premises shall be property of the Lessor. The Lessee shall not be entitled to require reimbursement from the Lessor for the cost of the inseparable improvements made to the Premises.

1.6 The lease term is established until 10 April 2005.

1.7 Upon expiration of the Lease Agreement the Lessee, performing its obligations duly, shall have a preemptive right to enter into the Lease Agreement for a new term. At that, the amount of payment shall be adjusted for the rate of inflation. The other terms and conditions of the Agreement may be changed upon mutual agreement between the parties.

1.8 This Agreement is allowed to be terminated unilaterally:

1.8.1. by the Lessor:

1.8.1.1	if the full, or any part of the, lease payment shall not have been made by Lessee within thirty (30) days after the due payment date;

or

1.8.1.2	in case of the Lessee’s material default on any of its obligations under this Agreement and its failure to cure such default within ten (10) days after receipt of a relevant written notice from the Lessor.

1.8.2. By the Lessee:

1.8.2.1.	if the building or the Premises become unsuitable for use by the Lessee for their designated purpose including for the reason of the Lessor’s failure to perform its obligations in accordance with clauses 2.1.2.-2.1.7 hereof and the Lessor’s failure to remove the cause of such unsuitability within thirty (30) days.

2. Obligations of the Parties

2.1.	The Lessor undertakes:

2.1.1. Within two (2) days of the date of signing of this Agreement to transfer the Premises to the Lessee under a transfer and acceptance act.

2.1.2. To procure that the Premises during the Lease Term be connected to the systems of sewage, heat, water and power supply provided the Lessee shall have obtained a permit for connection from power supply authorities.

2.1.3. To provide the Lessee, at its request and for a separate fee, with outgoing and incoming fiber-optic communication and with access to the Internet.

2.1.4. In case of a failure occurred through no fault of the Lessee, the Lessor shall undertake all necessary measures to repair such a failure.

2.1.5. To maintain due order in public spaces and keep engineering services of the buildings in good order.

2.1.6. To grant employees and visitors of the Lessee access to the Leased Premises.

2.1.7. To allocate to the Lessee three (3) spaces for parking cars, the cost of which spaces shall be included into the cost of the lease. Up to 12 optional parking spaces at a price of USD50 (VAT excluded) per month for each parking space shall also be available for the Lessee.

2.1.8. The Lessor undertakes to grant employees and/or visitors of the Lessee access to the Premises on weekdays from Monday through Friday from 8 a.m. to 10 p.m. Work during week-ends from 8.00 a.m. to 10 p.m. shall be permitted as per the lists prepared and signed by managers of the Lessee. A permit to work on holidays and after 10 p.m. on week-days shall be executed by the General Director of the plant and, in the event of his absence, by the Chief Engineer of the plant. The executed lists shall be delivered to the security office.

During other hours and during the weekends and holidays the Lessor undertakes to grant employees and/or visitors of the Lessee access to the Premises provided the Lessor shall have been notified by the Lessee in advance. A notification requesting access for employees and/or visitors of the Lessee to the Premises on weekends and holidays shall be sent to the Lessor on a business day preceding the relevant weekend or holiday.

2.2. The Lessee undertakes:

2.2.1. To accept the Premises for lease with the outlook and in the condition thereof which exist as of the moment of execution of this Agreement.

2.2.2. To use the Premises for the designated purposes thereof in accordance with Clause 1.1. hereof.

2.2.3. To be fully responsible for compliance with the rules of fire safety, environmental and sanitary standards, standards of labor safety of the Lessee’s employees and clients on the area occupied by the Lessee, and with other rules regulating the procedure for using non-residential premises, service lines and equipment installed therein, which rules are determined by laws of the Russian Federation.

2.2.4. To perform routine repair of the Premises at its own cost.

2.2.5. Not to sublease the Premises, in full or in part, without a written permit by the Lessor.

2.2.6. To notify the Lessor in writing on a forthcoming vacation of the Premises not later than one (1) month prior thereto for the reason of both expiration of the lease term and early termination thereof and to deliver the Premises, together with all inseparable improvements made thereto, to the Lessor under a transfer and acceptance act, in good order and with performed cosmetic repairs of the Premises.

2.2.7. To make the lease payment within the periods established by this Agreement.

2.2.8. Not to make a replanning of the Premises, service lines without a written permit by the Lessor.

2.2.9. To comply with the access rules established by the Lessor.

2.2.10. To grant the Lessor’s representatives free access to the Premises in order to examine the Premises from time to time to ascertain that the same are used in accordance with this Agreement and applicable law.

3. Payments and Settlements under the Agreement

3.1. During the first six (6 months), commencing from 15 April 2004, the Lessee shall pay the Lessor the lease payment for the Premises in the amount of eleven thousand four hundred ninety-one US Dollars and 67 cents (US$11,491.67) per month including 18% VAT in the amount of one thousand seven hundred fifty-two US Dollars and 97 cents (US$1,752.97). Since 15 October 2004, the lease payment shall be seventeen thousand two hundred thirty-seven US Dollars 50 cents (US$17,237.50) per month including 18% VAT in the amount of two thousand six hundred twenty-nine US Dollars and 45 cents (US$2,629.45).

3.2. The payment shall be made in advance on a monthly basis prior to the fifth (5th) day of the month subject to be paid for.

3.3. The Lessee shall on a monthly basis reimburse the Lessor for the cost of electric power consumed, as per the reading of an electric meter, at official tariffs of Mosenergo, against invoices from the Lessor, within five (5) banking days of the moment such invoices received.

3.4. The Lessee shall on a monthly basis reimburse for the Lessor’s costs of the provision of telephone communication and access to the Internet and, on a quarterly basis, for the costs of garbage removal, against issued invoices, in accordance with document supported costs and expenses incurred by the Lessor, within five (5) business days of the moment of receipt of such invoices.

3.5. The Lessee shall commence paying for the lease of the Premises since the moment Clause 2.1.1. is fulfilled by the Lessor.

4. Liability of the Parties

4.1. In the event that the Lessee fails to make the payment when due as specified in Clause 3.2 hereof the Lessee shall pay the Lessor an interest of 0.1% of the overdue amount for each day of the delay.

4.2. The payment of interest shall not relive the Parties from the performance of their obligations hereunder.

4.3. In the event that this Agreement is terminated upon the Lessor’s initiative, the Lessor undertakes, provided the Lessee duly performs its obligations, to reimburse the Lessee for the total amount of costs incurred by the Lessee for the repair of the Premises, and to compensate for the Lessee’s losses arising out of the unscheduled vacation of the leased Premises, in the amount of one month lease payment.

5. Relationship between the Parties

5.1 This Agreement is allowed to be amended upon agreement between the Parties executed in writing.

5.2. The Parties shall undertake all efforts to settle all disputable matters by bilateral negotiations. If the Parties fail to agree, the disputes shall be referred to arbitrazh court of the city of Moscow.

6. Force-Majeure

6.1. The Parties shall not be liable for a failure to perform their obligations hereunder in part or in full if such failure is a result of force majeure circumstance and such circumstances have directly affected the performance of this Agreement. Force-majeure circumstances shall be understood as circumstances which arise after the execution of this Agreement as a result of events unforeseen and unpreventable by the Parties, such as: Acts of God (fire, flooding, etc.); acts of war conducted in the area of the Premises location, state of emergency announced by competent authorities, as well as other decisions impeding performance of this Agreement. At that, the deadline of the obligations performance shall be extended for as long as the circumstances will continue in effect.

7. Miscellaneous

7.1. All amendments, attachments and supplements to this Agreement shall be valid if only executed in writing and signed by both Parties and shall make integral part to this Agreement.

7.2. Neither Party is entitled to transfer its rights and obligations hereunder without written consent of the other Party.

7.3. All the matters not covered by the Agreement shall be treated in accordance with applicable laws of the Russian Federation.

7.4. This Agreement is made in two (2) original copies in two-column format in the English and Russian languages, one copy for each Party, both copy having equal legal force. In the event of discrepancies between the copies in different languages the Russian version shall prevail.

7.5. This Agreement shall take effect as of the moment of its signing by the Parties and shall continue in force till the Parties perform their obligations in full.

8. Legal Addresses and Bank Details of the Parties

8.1.	The Lessor:

OAO MZHM “ISKRA”

Legal address: 27/29, ul. Pavlovskaya, Moscow 115093, Russian Federation

TIN 7725040638, KPP 772501001,

Forex transit account: 40702840900001001265 at AB “BPF” (ZAO)

Beneficiary’s bank: PROJECT FINANCING BANK Zemlyanoi Val, 34A

105064, Moscow, Russia

Beneficiary’s bank account at the agency bank: 04416812

Agency Bank: DEUTSCHE BANK TRUST COMPANY AMERICAS

130 Liberty street, MS 2214, NY 10006, USA

SWIFT: BKTRUS33, TELEX: 420066 BANTR US

8.2.	The Lessee:

Align Technology Research & Development, Inc

Legal address: 881 Martin Avenue, Santa Clara, California, USA.

Bank of America, Bay Area Commercial Banking, CA3-103-01-03,

125 South Market Street, San Jose, CA 95113-2250

Account number: 14993-11585

In witness whereof the Parties have caused their duly authorized representatives to sign this Agreement in their names on the date first written above.

The Lessor	The Lessee

OAO MZHM “ISKRA”	Align Technology Research & Development, Inc.

/s/ K.A. Petrov	/s/ Roger E. George
General Director	President and Chief Executive Officer

K.A. Petrov	Roger E. George